ISSUER FREE WRITING PROSPECTUS

Filed Pursuant to Rule 433

Registration No. 333-296691

Dell International L.L.C.

and

EMC Corporation,

as Co-Issuers

PRICING TERM SHEET

$1,000,000,000 4.750% Senior Notes due 2031

$750,000,000 5.000% Senior Notes due 2034

$1,250,000,000 5.250% Senior Notes due 2037

June 11, 2026

This supplement (this “Pricing Term Sheet”) is qualified in its entirety by reference to the preliminary prospectus supplement dated June 11, 2026 (the “Preliminary Prospectus Supplement”) supplementing the base prospectus dated June 11, 2026 (the “Base Prospectus”) included in the registration statement (File No. 333-296691) filed with the Securities and Exchange Commission (the “SEC”). The information in this Pricing Term Sheet supplements the Preliminary Prospectus Supplement and supersedes the information in the Preliminary Prospectus Supplement and Base Prospectus to the extent inconsistent with the information contained therein. Terms used but not defined in this Pricing Term Sheet will have the meanings assigned in the Preliminary Prospectus Supplement.

Terms Applicable to All Notes

Co-Issuers:	Dell International L.L.C. and EMC Corporation (the “Issuers”)

Aggregate Principal Amount of the Notes:	$3,000,000,000

Notes Ratings (Moody’s / S&P / Fitch):	Baa2 / BBB+ / BBB+*

Trade Date:	June 11, 2026

Settlement Date:

June 16, 2026 (T+3)

The settlement date of June 16, 2026 is the third business day following the trade date (such settlement being referred to as “T+3”). Since trades in the secondary market generally settle in one business day, purchasers who wish to trade the Notes (as defined below) on any date prior to the first business day before delivery will be required, by virtue of the fact that the Notes initially will settle in T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of the Notes who wish to trade the Notes on any date prior to the first business day before delivery should consult their own advisors.

Distribution:	SEC Registered

Change of Control:	Upon the occurrence of a Change of Control Triggering Event, the Issuers will be required to make an offer to purchase the Notes at a price equal to 101% of their principal amount plus accrued and unpaid interest to, but not including, the repurchase date.

Minimum Denominations:	$2,000 and $1,000 increments in excess thereof

Joint Book-Running Managers (in tiered alphabetical order):

Barclays Capital Inc.

BofA Securities, Inc.

Goldman Sachs & Co. LLC

HSBC Securities (USA) Inc.

J.P. Morgan Securities LLC

PNC Capital Markets LLC

BNP Paribas Securities Corp.
Citigroup Global Markets Inc.
Deutsche Bank Securities Inc.
Mizuho Securities USA LLC
Morgan Stanley & Co. LLC
MUFG Securities Americas Inc.
RBC Capital Markets, LLC
Scotia Capital (USA) Inc.
SG Americas Securities, LLC
TD Securities (USA) LLC
UBS Securities LLC
Wells Fargo Securities, LLC

Co-Managers (in alphabetical order):	BNY Mellon Capital Markets, LLC ING Financial Markets LLC Santander US Capital Markets LLC SMBC Nikko Securities America, Inc. Standard Chartered Bank Truist Securities, Inc.

Co-Syndicate Managers (in alphabetical order):	C.L. King & Associates, Inc. R. Seelaus & Co., LLC

Terms Applicable to the 4.750% Senior Notes due 2031

Title of Securities:	4.750% Senior Notes due 2031 (the “2031 Notes”)

Principal Amount:	$1,000,000,000

Maturity Date:	July 15, 2031

Issue Price:	99.563% of the principal amount plus accrued interest, if any, from June 16, 2026

Coupon:	4.750%

Yield to Maturity:	4.847%

Gross Proceeds:	$995,630,000

Spread to Benchmark Treasury:	T+65 basis points

Benchmark Treasury:	4.125% UST due May 31, 2031

Benchmark Treasury Price / Yield:	99-21 3⁄4 / 4.197%

Interest Payment Dates:	January 15 and July 15 of each year, commencing January 15, 2027

Record Dates:	January 1 and July 1 of each year

Optional Redemption:	Make-whole call @ T+10 bps prior to June 15, 2031 (one month prior to maturity) Par call on or after June 15, 2031 (one month prior to maturity)

CUSIP/ISIN:	24703D BV2 / US24703DBV29

Terms Applicable to the 5.000% Senior Notes due 2034

Title of Securities:	5.000% Senior Notes due 2034 (the “2034 Notes”)

Principal Amount:	$750,000,000

Maturity Date:	February 15, 2034

Issue Price:	99.404% of the principal amount plus accrued interest, if any, from June 16, 2026

Coupon:	5.000%

Yield to Maturity:	5.096%

Gross Proceeds:	$745,530,000

Spread to Benchmark Treasury:	T+77 basis points

Benchmark Treasury:	4.250% UST due May 31, 2033

Benchmark Treasury Price / Yield:	99-17+ / 4.326%

Interest Payment Dates:	February 15 and August 15 of each year, commencing August 15, 2026

Record Dates:	February 1 and August 1 of each year

Optional Redemption:	Make-whole call @ T+15 bps prior to December 15, 2033 (two months prior to maturity) Par call on or after December 15, 2033 (two months prior to maturity)

CUSIP/ISIN:	24703D BW0 / US24703DBW02

Terms Applicable to the 5.250% Senior Notes due 2037

Title of Securities:	5.250% Senior Notes due 2037 (the “2037 Notes” and, together with the 2031 Notes and the 2034 Notes, the “Notes”)

Principal Amount:	$1,250,000,000

Maturity Date:	February 15, 2037

Issue Price:	99.259% of the principal amount plus accrued interest, if any, from June 16, 2026

Coupon:	5.250%

Yield to Maturity:	5.343%

Gross Proceeds:	$1,240,737,500

Spread to Benchmark Treasury:	T+87 basis points

Benchmark Treasury:	4.375% UST due May 15, 2036

Benchmark Treasury Price / Yield:	99-07 / 4.473%

Interest Payment Dates:	February 15 and August 15 of each year, commencing August 15, 2026

Record Dates:	February 1 and August 1 of each year

Optional Redemption:	Make-whole call @ T+15 bps prior to November 15, 2036 (three months prior to maturity) Par call on or after November 15, 2036 (three months prior to maturity)

CUSIP/ISIN:	24703D BX8 / US24703DBX84

The Issuers have filed a registration statement (including a prospectus) and a preliminary prospectus supplement with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and the preliminary prospectus supplement in that registration statement and other documents the Issuers have filed with the SEC for more complete information about the Issuers and this offering. You may obtain these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the Issuers, any underwriter or any dealer participating in the offering will arrange to send you the prospectus and the prospectus supplement if you request them by calling Barclays Capital Inc., by telephone toll free: 1-888-603-5847, BofA Securities, Inc., by telephone toll free: 1-800-294-1322, Goldman Sachs & Co. LLC, by telephone toll free: 1-866-471-2526, HSBC Securities (USA) Inc., by telephone toll free: 1-866-811-8049, J.P. Morgan Securities LLC, by telephone collect: 1-212-834-4533, and PNC Capital Markets LLC, by telephone toll free: 1-855-881-0697.

*	Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers were automatically generated as a result of this communication being sent via Bloomberg email or another communication system.